Exhibit 10.42

*Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION COPY

SHARE PURCHASE AGREEMENT

between

RLC GROUP B.V.

as the Seller,

and

BLACKBAUD, INC.

as the Purchaser

for the acquisition by

the Purchaser of the entire issued share

capital of RLC Customer Centric Technology B.V.

NautaDutilh

Amsterdam

TABLE OF CONTENTS

1.	INTERPRETATION	2
1.1	Definitions	2
1.2	Interpretation	8
1.3	Schedules and Annexes	9
2.	PURCHASE, SALE AND TRANSFER OF THE SHARES	9
2.1	Purchase and sale of the Shares	9
2.2	Transfer of the Shares	9
2.3	Acknowledgement	10
2.4	Effective Date	10
3.	PURCHASE PRICE AND PAYMENT	10
3.1	Purchase Price	10
3.2	Earn Out	10
3.3	EBITDA Statement	12
3.4	Payment	13
4.	CONDUCT OF BUSINESS	14
5.	PRE-CLOSING COVENANTS AND NO LEAKAGE	14
6.	CLOSING	16
6.1	Place of Closing	16
6.2	Release of guarantees	16
6.3	Release of guarantees	16
6.4	Further action to be taken at Closing	17
7.	REPRESENTATIONS AND WARRANTIES	18
7.1	Representations and Warranties	18
7.2	Separate Representations and Warranties	19
8.	COMPENSATION	19
8.1	General principle	19
8.2	Information with respect to Claim	19
8.3	Defence against Third Party Claims	20
8.4	Effect of Tax, specific provisions and insurance	20
8.5	Payment without deductions	21
8.6	No claims against Directors or Employees	21
9.	LIMITATIONS TO COMPENSATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES OR COVENANTS	21
9.1	Limitations in time	21
9.2	Limitations as to amount of Compensation for breach of Representations or Warranties	22
10.	SPECIFIC INDEMNITIES	22
11.	FISCAL UNITY	23
12.	CONDUCT OF TAX AFFAIRS	24
13.	CONDUCT OF TAX CLAIMS	26

14.	NON-COMPETITION	27
15.	CONFIDENTIALITY	28
15.1	Confidentiality	28
15.2	Announcement	29
16.	PENALTY CLAUSE	29
17.	MISCELLANEOUS	29
17.1	Invalid provisions	29
17.2	Further action	30
17.3	Amendment	30
17.4	Costs	30
17.5	No implied waiver; no forfeit of rights	30
17.6	Entire Agreement	30
17.7	No rescission	31
17.8	Notice	31
17.9	Assignment or encumbrance	32
17.10	Civil Law Notary	32
17.11	Choice of Law	32
17.12	Disputes	33

Schedules

1	Deed of Transfer
2	Escrow Agreement
3	Release Letter Bank, including email
4	Representations and Warranties
5	CD-Roms of Disclosed Information
6	Statement for the transfer of intellectual property rights
7	List of entered into amended or terminated material agreements
8	List of capital expenditures

Annexes to Schedule 4 (Representations and Warranties)

Annex 3.5	Articles of Association of the Company
Annex 7.3	Lease Agreement
Annex 9.1	Insurance Policies
Annex 10.2	List of CRM Software
Annex 11.2	Registered IP rights
Annex 12.2	Employees
Annex 13.3	Agreements
Annex 17	List of bank accounts

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED

1.	Blackbaud, Inc., a corporation organised under the laws of the state of Delaware, United States of America, whose corporate seat is at Charleston, South Carolina, hereinafter referred to as the “Purchaser”;

and

2.	RLC Group B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, whose corporate seat is at Amsterdam, hereinafter referred to as the “Seller”;

WHEREAS

A.	The Purchaser provides non-profit organisations with software and services, enabling them to improve operational efficiency, build strong relationships and raise more funds to support their missions;

B.	The Company develops, supplies, and implements Customer Relations Management (“CRM”) software under the names Charibase, Publicbase, Microdirect and OneDirect, which software is mainly targeted at and used by fundraisers and membership organizations but also municipal governments (the “Business”);

C.	The Seller has full right and title to the Shares and wishes to sell the Shares to the Purchaser;

D.	The Purchase wishes to purchase the Shares from the Seller;

E.	The Seller and the Purchaser have signed a letter of intent dated 1 December 2008 (the “LOI”), which sets forth the basic terms and conditions upon which the Purchaser considers to purchase and acquire the Shares from the Seller;

F.

After signing the LOI, the Purchaser has with the help of professional advisers performed a due diligence investigation into the Company through access to an electronic data room; interviews with management; site visits and an exchange of questions and answers via the electronic data room but also via direct e-mail between the Seller, who was also assisted by professional advisors, and the Purchaser and their advisors;

G.	Parties have entered into the Escrow Agreement;

H.	The Seller has provided the Purchaser with all relevant information in relation to the registration of the transfer of the domain names as mentioned in Annex 11.2.

I.	The Seller has provided the Purchaser with the March Figures;

J.	The Parties wish to lay down in this Agreement the terms and conditions of the sale and purchase of the Shares.

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions

The following capitalised terms and expressions in this Agreement shall have the following meanings:

Accounts	the audited balance sheet as at the Balance Sheet Date and the profit and loss account of the Company for the period ended on the Balance Sheet Date together with the explanatory notes thereto

Agreement	this share purchase agreement and all Schedules and Annexes thereto

Annex	an annex to a Schedule

Articles of Association	the articles of association (statuten) of the Company, attached as Annex 3.5 to Schedule 4

Authority	a supranational, national, provincial, municipal or other governmental authority or court of a relevant jurisdiction (including any subdivision thereof)

Balance Sheet Date	31 December 2008

Bank	ABN AMRO Bank N.V.

Business Day	a day which is not a Saturday or a Sunday and which is not a public holiday or a bank holiday in the Netherlands and the United States of America

Civil Law Notary	civil law notary Wijnand Bossenbroek or another civil law notary of NautaDutilh, or any of their deputies

Claim	any claim for payment made by the Purchaser under this Agreement

Closing	the completion of the Transaction on the date of this Agreement

Closing Amount	has the meaning ascribed thereto in Clause 3.1

Company	RLC Customer Centric Technology B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, whose corporate seat is at Amsterdam

Compensation	an amount to be paid by the Seller under a Claim pursuant to Clause 8.1

Current Account Facility	has the meaning ascribed thereto in Clause 3.4 e

Damages	damages as referred to in articles 6:95 and 6:96 Dutch Civil Code, including reimbursement for reasonable actual costs of legal advice

Deed of Transfer	the notarial deed of transfer of the Shares referred to in Clause 2.2

Director	a member of a board of management (bestuurder) or of a supervisory board (commissaris) or any other Person holding a similar position in a company in a jurisdiction other than the Netherlands

Disclosed Information	all documents and written information included on the CD-Roms attached as Schedule 5

Dutch GAAP	the accounting principles generally accepted in the Netherlands with respect to annual accounts

Earn Out Amounts	has the meaning ascribed thereto in Clause 3.1

EBITDA	earnings less costs (excluding interest, tax, depreciation, amortisation, costs for intercompany licenses, intercompany services and other intercompany charges charged by the Purchaser and its group to the Company and bonuses to Management), all in accordance with Dutch GAAP and consistent with past practice

EBITDA Margin	the total EBITDA divided by the Revenue multiplied by 100% (for example: If EBITDA shall be 150,000 and the Revenue shall be 1,000,000, the EBITDA Margin shall be 150,000/1,000,000 * 100% = 15%)

Effective Date	1 January 2009

Employees	the employees of the Company listed in Annex 12.1 to Schedule 4

Encumbrances	any rights of pledge, mortgage or usufruct, liens or attachments or similar charges

Escrow Account	the bank account with the bank, account number [*], in the name of [*] with reference to [*]

Escrow Agent	the Civil law Notary

Escrow Agreement	the agreement between the Seller, the Purchaser and the Escrow Agent of copy of which is included in Schedule 2

Escrow Amount	the amount of EUR 250,000 (two hundred fifty thousand euro) to be paid into the Escrow Account

Foundation	Stichting Softwarebeheer RLC Customer Centric Technology, a foundation organised under the laws of the Netherlands, with its statutory seat at Amsterdam

Fiscal Unity	the fiscal unity between RLC Management B.V. the Seller and the Company for Dutch corporate income tax purposes on the basis of article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969)

Group Credit Facility	the group credit facility provided in respect of account number [*] by ABN AMRO Bank N.V. to the Company

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Insurance Policies	the insurance policies listed in Annex 9.1 to Schedule 4

Lease Agreement	the lease agreement listed in Annex 7.2 to Schedule 4

Management	[*] and [*]

March Figures	the figures of the Company relating to the period from 1 January 2009 up to and including 31 March 2009 based on Dutch GAAP showing the assets, liabilities and financial position and result of the Company, which have been prepared on a basis consistent with that applied with respect to the preceding three (3) financial years

NautaDutilh	NautaDutilh N.V., lawyers, civil law notaries and tax advisers, acting as advisers to Purchaser

Notary’s Account	the bank account in the name of [*] with ABN AMRO Bank N.V., account number [*]

Parties	the parties to this Agreement

Permits	licenses, exemptions, consents or other authorisations or clearances, howsoever named, granted by an Authority

Person	a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation

Purchase Price	the purchase price for the Shares referred

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

to in Clause 3.1 consisting of the Closing Amount and the Earn Out Amounts

Real Property Rented	the real property listed in Annex 7.2 to Schedule 4

Representations and Warranties	the representations and warranties set out in Schedule 4

Revenue	all revenue of the Company as defined under Dutch GAAP and consistent with past practice

RLC Management B.V.	RLC Management B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, whose corporate seat is as Amsterdam

Schedule	a Schedule to this Agreement

Shares	all of the 360 issued and outstanding shares with a nominal value of EUR 50 (fifty) euro each in the share capital of the Company with numbers 1 through 360

Tax	a tax, levy, duty, or other charge or withholding of a similar nature, as well as any contribution (including but not limited to any social security or employee social security scheme) and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by a Tax Authority, including but not limited to any penalty, interest or costs payable in connection with any failure to pay or any delay in paying any of the same due by the Company, the Foundation, the Fiscal Unity or the Seller respectively

Tax Authority	an Authority competent to impose and/or collect Tax

Tax Liability	a liability of the Company or the Foundation to make or suffer a payment of Taxation, whether or not actually paid, including an effective liability of the Company arising from the loss or unavailability in whole or in part of any loss, allowance, credit, relief, deduction, set-off or right to a repayment of Taxation, disregarding a tax group (fiscale eenheid) with a member of Purchaser’s Group to which the Company may belong after the date of this Agreement

Third Party Claim	a claim made by a third party against the Company

Transaction	the transaction contemplated by this Agreement.

1.2	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d.	This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom or relating thereto and any translation thereof, the English language version shall prevail.

Subject to Clause 1.2.c, the English language version shall also prevail for interpretation purposes.

e.	References to any Dutch legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

f.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g.	The headings used in this Agreement are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

h.	Unless otherwise stated, references to Clauses are to Clauses of this Agreement.

1.3	Schedules and Annexes

Any Schedule and Annex referred to in this Agreement forms an integral and inseparable part of this Agreement.

2.	PURCHASE, SALE AND TRANSFER OF THE SHARES

2.1	Purchase and sale of the Shares

Subject to the terms and conditions set out in this Agreement, the Purchaser hereby purchases the Shares from the Seller and the Seller hereby sells the Shares to the Purchaser.

2.2	Transfer of the Shares

On the date of this Agreement the Seller shall transfer the Shares to the Purchaser through the execution of the Deed of Transfer before the Civil Law Notary. A draft of the Deed of Transfer is attached hereto as Schedule 1.

2.3	Acknowledgement

The Seller shall procure that the Company will acknowledge the transfer of the Shares by co-signing the Deed of Transfer and will immediately enter such transfer in it register of shareholders.

2.4	Effective Date

Subject to Closing taking place, the Shares and the Company shall be for the risk and benefit of the Purchaser as of the Effective Date.

3.	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price

The Purchase Price shall consist of an amount to be paid at closing of EUR 1,800,000 (one million eight hundred thousand euro (the “Closing Amount”) and certain amounts to be paid after Closing subject to certain conditions being fulfilled as provided for in Clause 3.2 below (the “Earn Out Amounts”).

3.2	Earn Out

First Earn Out:

The Purchaser shall pay to the Seller the amount of the First Earn out on [*] (or, if later, ultimately on the [*] Business Day after the relevant EBITDA Statement as defined in Clause 3.3 shall have been finally established in accordance with Clause 3.3), provided that (i) the EBITDA Margin for the period of [*] shall be at least [*]% and (ii) the total Revenue of the Company for the period of [*] shall be at least EUR [*] ([*] euro), all as established in accordance with Clause 3.3.

The First Earn Out amount, if payable in accordance with this Clause 3.2, shall be:

(i)	EUR [*] ([*] euro) if the total Revenue of the Company for the period of [*] as established in accordance with Clause 3.3 shall be between EUR [*] ([*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

euro and EUR [*] ([*] euro); or

(ii)	EUR [*] ([*] euro) if the total Revenue of the Company for the period of [*] as established in accordance with Clause 3.3 shall be equal to or above EUR [*] ([*] euro).

Second Earn Out

The Purchaser shall pay to the Seller the amount of the Second Earn Out on [*] (or, if later, ultimately on the [*] Business Day after the relevant EBITDA Statement as defined in Clause 3.3 shall have been finally established in accordance with Clause 3.3), provided that (i) the EBITDA Margin for the period of [*] shall be at least [*]%; and (ii) the total Revenue of the Company for the period of [*] shall be at least EUR [*] ([*] euro), all as established in accordance with Clause 3.3.

The Second Earn Out amount, if payable in accordance with this Clause 3.2, shall be:

(i)	EUR [*] ([*] euro) if the total Revenue of the Company for the period of [*], as established in accordance with Clause 3.3, shall be between EUR [*] ([*] euro) and EUR [*] ([*] euro); or

(ii)	EUR [*] ([*] euro) if the total Revenue of the Company for the period of [*], as established in accordance with Clause 3.3, shall be between EUR [*] ([*] euro) and EUR [*] ([*] euro); or

(iii)	EUR [*] ([*] euro) if the total Revenue of the Company for the period of [*], as established in accordance with Clause 3.3, shall be equal to or above EUR [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

([*] euro).

3.3	EBITDA Statement

As soon as possible and in any event no later than [*] Business Days after [*] and [*] respectively, the Purchaser shall cause the Company, for the purpose of establishing the EBITDA Margin and the Revenue for the period of [*] and [*] respectively, to prepare a draft statement setting out such EBITDA Margin and Revenue in accordance with Dutch GAAP applied on a basis consistent with the Accounts and past practice (the “EBITDA Statement”) and the Purchaser shall cause the Company to submit this draft EBITDA Statement to the Seller and the Purchaser for it to review. Any objections to this draft EBITDA Statement shall be notified by one Party to the other Party within [*] Business Days of the draft EBITDA Statement being submitted.

Where no objections have been submitted against the draft EBITDA Statement within the aforesaid objection period of [*] Business Days, the EBITDA Margin and the Revenue reflected therein for the relevant period shall be binding on the Parties.

Where any objection has been made, the Parties shall try to resolve the issue. Should they fail to do so within [*] Business Days of the end of the aforesaid objection period of [*] Business Days (the “Disagreement Date”), then any such unresolved issue (for the purpose of this Clause the “Open Issues”) shall be submitted to and settled by an accountant of an independent reputable firm or accountants (for the purpose of this Clause to be referred to as the “Accountant”) to be jointly appointed by the Parties within [*] Business Days of the Disagreement Date or, if the Parties fail to agree on such appointment within that period, by the Chairman of the Netherlands Institute of Registered Accountants (“NIVRA”). The Parties shall immediately upon such appointment submit the EBITDA Statement and statements of their respective positions in writing to the Accountant. The Accountant shall determine the further procedural rules at his discretion.

The Parties undertake to procure that the Accountant shall finally resolve the Open Issues by way of a binding advice (bindend advies) in accordance with this Agreement and that the Accountant shall notify the Parties of his decision, inter alia certifying the final version of the EBITDA Statement and the resulting EBITDA margin and Revenue for

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the relevant period which he has established, as promptly as possible and in any event no later than [*] Business Days after his appointment. The fees and expenses arising out of the engagement of the Accountant shall be borne by the party which has on balance been put in the wrong as decided by the Accountant.

The failure of either the Seller or the Purchaser to timely submit to the Accountant a written statement of its position or to otherwise fail to respond to any request of the Accountant for information shall not preclude or delay the Accountant’s determination of the Open Issues on the basis of the information which will have been submitted.

The Parties shall, and the Purchaser shall procure that the Company shall, give all information and assistance to the Accountant requested by the Accountant for the preparation of his binding advice. Simultaneously with providing such information to the Accountant, the Parties shall provide each other with the same information.

3.4	Payment

The Closing Amount shall be paid on the date of this Agreement in same day funds. The Purchaser shall transfer the Closing Amount on the date of this Agreement to the Notary’s Account with reference to file number [*].

The Civil Law Notary is hereby instructed by the Parties to release the Closing Amount immediately after the Deed of Transfer shall have been executed as follows

a.	an amount of EUR [*] ([*] euro) to be transferred to the bank account of the Seller with ABN AMRO Bank (account number [*]); and

b.	an amount of EUR [*] ([*] euro) to be transferred to the bank account of the Seller with Rabobank Randmeren (account number [*]); and

c.	an amount of EUR [*] ([*] euro) to be transferred to the current account of RLC Management B.V. (account number [*]), whereupon all of the Encumbrances over any assets of the Company under the Credit

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Facility will be released in accordance with the letter from the Bank attached as Schedule 3; and

d.	an amount of EUR 250,000 (two hundred fifty thousand euro) (the Escrow Amount) to be kept in the Escrow Account in accordance with the provisions of the Escrow Agreement; and

e.	an amount of EUR [*] ([*] euro) to be transferred to the bank account of the Company with ABN AMRO Bank N.V. (account number [*]) constituting the settlement and termination of the current account (rekening courant) relationship between the Company and the Seller (the “Current Account Facility”);

The Earn Out Amounts, if payable in accordance with Clause 3.2 and subject to the deduction of any amount referred to in Clause 8.1, shall be paid on the dates mentioned in Clause 3.2 in same day funds. The Purchaser shall transfer the Earn Out Amount to the bank account of the Seller with Rabobank Randmeren (account number [*]).

4.	CONDUCT OF BUSINESS

Since the Balance Sheet Date until the date of this Agreement, the Company has operated its business in a normal and prudent manner consistent with past practice and has preserved good relationships with customers and suppliers and good relationships with the Employees and the trade unions and furthermore has continued to maintain the Real Property Rented and other goods in use by the Company in good working order and state of maintenance and repair.

5.	PRE-CLOSING COVENANTS AND NO LEAKAGE

5.1	The Seller guarantees that since the Balance Sheet Date until the date of this Agreement, the Company has not, without the prior written consent of the Purchaser or except as explicitly disclosed in writing by the Seller to the Purchaser prior to entering into this Agreement:

a.	incurred or increased any interest bearing financial debt;

b.	assumed, guaranteed or otherwise became liable for the obligations or, or made any loans or advances to, any other Person, other than to the Seller under the Current Account

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Facility, which has been terminated as of the date of this Agreement after which no such liabilities exist;

c.	waived or released any right of material value without adequate consideration;

d.	acquired or disposed of any business or any material asset, other than in the ordinary course of business, consistent with past practice and at arm’s length terms;

e.	entered into, amended or terminated any material agreement with a value in excess of a total aggregate amount of EUR [*] ([*] euro) as listed in Schedule 7;

f.	with respect to its Employees except as required by law, amended any of their terms of employment or awarded any incentives, other than customary annual increases/incentives consistent with past practice, nor paid them any bonuses, other than the [*];

g.	made or became obligated to make any capital expenditures in an amount exceeding a total aggregate amount of EUR [*] ([*] euro) as listed in Schedule 8;

h.	mortgaged, pledged, subjected to any lien, charged or otherwise encumbered any of its material assets;

i.	made any alteration in the manner of keeping its books, accounts or records, except to the extent required by law and/or Dutch GAAP;

j.	amended its articles of association;

k.	issued any shares in its share capital, or issued or sold any securities convertible into or exchangeable for or carrying the right to subscribe for any shares in its capital;

l.	declared, authorised paid or made any dividends or other distribution, or reduced its paid-up capital with respect to its shares, other than a dividend payment in respect of the year 2008

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

in the amount of EUR [*];

m.	made any payments to or on behalf of the Seller or any of its affiliates (not being the Company), other than under the Current Account Facility, which has been terminated as of the date of this Agreement after which no such liabilities exist;

n.	made any payments in connection with the Transaction other than as contemplated in this Agreement;

o.	entered into any agreement obligating it to do any of the foregoing.

5.2	The Seller agrees to reimburse the Purchaser on a euro for euro basis for any breach of this Clause 5, increased with interest thereon at a rate of [*] euribor + [*]%.

5.3	The obligation of the Seller to reimburse the Purchaser pursuant to this Clause 5 shall terminate on the date falling [*] after the date of this Agreement, unless prior to that date the Purchaser has notified the Seller in writing of a breach of this Clause 5.

6.	CLOSING

6.1	Place of Closing

Closing shall take place on the date of this Agreement at the offices of NautaDutilh in Amsterdam.

6.2	Release of guarantees

The Seller shall procure prior to or at Closing the release of the Company from any guarantee or Encumbrance given by the Company or existing over the assets of the Company under the Group Credit Facility, subject to the payment to the Bank of the outstanding amount under the Group Credit Facility as set out in the Release Letter attached hereto as Schedule 3.

6.3	Release of guarantees

The Purchaser shall procure, as soon as possible after the date of this Agreement but in any event no later than ten (10) Business Days after the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

date of this Agreement, the release of the Seller from the guarantee given by the Seller in the amount of EUR 22,413 (twenty two thousand four hundred and thirteen euro) in respect of the Lease Agreement.

6.4	Further action to be taken at Closing

At Closing the Parties shall take such action and shall sign such documents as shall be required to be taken or signed in order to complete the Transaction, including:

a.	payment of the Closing Amount by the Purchaser into the Notary’s Account in accordance with Clause 3.4;

b.	termination of the management agreements with ESMB B.V. and R.G. Schneiders Beheer B.V.;

c.	execution by [*] and [*] and each of their personal holding companies of a statement whereby they commit themselves to the Company that they shall each transfer any and all intellectual property rights held or acquired by them in exercise of their activities on behalf of the Company, in the form attached hereto as Schedule 6;

d.	execution of employment agreements between (i) the Company and [*], and (ii) the Company and [*];

e.	resignation of the Seller and the granting of discharge (decharge) to the Seller and appointment of the Purchaser in the position of managing director of the Company;

f.	resignation of [*] as board member of the Foundation and appointment of Marc Chardon and Timothy V. Williams as new board members of the Foundation;

g.	execution of the Deed of Transfer;

h.	termination of the fiscal unity between the Company and the Seller with effect from the date of this Agreement (which shall take place by operation of law);

i.	transfer of an amount of:

a.	EUR [*] ([*] euro) out of the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notary’s Account to the bank account of the Seller at ABN AMRO Bank;

b.	EUR [*] ([*] euro) out of the Notary’s Account to the bank account of the Seller at Rabobank Randmeren;

c.	EUR [*] ([*] euro) to the Bank; and

d.	EUR [*] ([*] euro) to be transferred to the bank account of the Company, all of the foregoing in accordance with Clause 3.4.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

The Seller represents and warrants to the Purchaser that each of the Representations and Warranties set out in Schedule 4 is true and accurate at the date of this Agreement, save to the extent:

a.	that any disclosures have explicitly, specifically and unambiguously been made in Schedule 4;

b.	fairly disclosed in the Disclosed Information (Schedule 5).

For the purpose of this Clause any disclosures shall be deemed to have been “fairly” made if the Purchaser (or any of its attorneys, accountants, advisors, representatives, and or affiliates), by reviewing the Disclosed Information as a reasonably professional purchaser assisted by legal and tax advisors, could reasonably be expected to have been aware of such facts or circumstances constituting a breach of the Representations and Warranties.

For the avoidance of doubt, if for example (i) a reference is included in one of the documents which has been included in the Disclosed Information which refers to a document that has not been made part of the Disclosed Information the latter document shall not be considered fairly disclosed, or (ii) documents are included in the Disclosed Information in which uncommon abbreviations were included to which abbreviations was not given a meaning in the documents itself, such document shall not be considered fairly disclosed, insofar as it concerns this abbreviation and the context in which it has been made.

The Purchaser hereby warrants to the Seller that upon signing of this Agreement the Purchaser has not awareness of any breach of the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Representations and Warranties.

The Purchaser acknowledges that the Representations and Warranties are the only representations and warranties given by the Seller on which the Purchaser may rely (and has relied) in entering into this Agreement.

The Purchaser does not rely on and hereby waives the right to invoke any warranties that are in any way contained in or implied by Dutch law or any other relevant jurisdiction, including but not limited to sections 7:17 and 7:20-23 of the Dutch Civil Code.

7.2	Separate Representations and Warranties

Each of the Representations and Warranties shall be construed as a separate representation and/or warranty and shall not be limited by the terms of any of the other Representations and/or Warranties, either expressly or by means of reference.

8.	COMPENSATION

8.1	General principle

In the event of a breach of any of the Representations and Warranties or of the covenants referred to in Clause 4 and 5, the Purchaser has the right to submit to the Seller a Claim for Compensation. In the event, the Seller shall pay to the Purchaser or, at the option of the Purchaser, to the Company, by way of correction to the Purchase Price an amount, necessary to compensate the Purchaser’s Damages. For the avoidance of doubt, if the breach of any of the Representations and Warranties or the covenants referred to in Clause 4 and 5 results in Damages of the Company, those Damages shall be attributed to the Purchaser and the Purchaser shall be entitled to request compensation from the Seller for those Damages.

8.2	Information with respect to Claim

Where the Purchaser considers making a Claim for Compensation it shall, within a reasonable period of discovery of the circumstances giving rise to such Clam, notify the Seller giving reasonable particulars of the facts relating to such Claim and its best estimate of the likely amount of the Claim. Such a notification given within such period shall be considered a notification within the meaning of Article 7:23(1) of the Civil Code.

8.3	Defence against Third Party Claims

Where a Claim of the Purchaser for Compensation is based upon or relates to a Third Party Claim, the Purchaser shall notify the Seller of such Third Party Claim as soon as possible after becoming aware thereof. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken. The Purchaser shall, however, at its sole discretion and subject only to any restriction under any insurance policy, be entitled to take, or procure the Company to take, any action necessary to defend the Third Party Claim. The Purchaser shall use its reasonable best endeavours to strike a fair balance between the interests of the Seller in keeping the Compensation as low as possible and the interests of the Purchaser and the Company to maintain good business relations with the third party concerned.

The Parties will cooperate with each other in dealing with any Third Party Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by applicable law or stock exchange rules.

8.4	Effect of Tax, specific provisions and insurance

In determining the amount of Compensation and whether the threshold referred to in Clause 9.2.2 is reached the following factors shall be taken into account

a.	any Tax refund received by the Company or any reduction in Tax payable by the Company to the extent that such refund or reduction is directly attributable to the facts giving rise to the Claim; and/or

b.	the release of any specific provision in the Accounts, which is directly attributable to the facts giving rise to the Claim; and/or

c.	any amount received by the Company under any insurance policy or from any third party, to the extent that such amount is directly attributable to the facts giving rise to the Claim.

8.5	Payment without deductions

All sums payable by the Seller to the Purchaser or the Company pursuant to any Claim for Compensation shall be paid free and clear of any deductions or withholdings whatsoever save only as may be required by law. Where any deduction or withholding is required by law from any Compensation (save to the extent that the Purchaser or the Company may be credited for such deduction or withholding), the Seller shall be obliged to pay to the Purchaser or the Company such greater sum as will, after such deduction or withholding, leave the Purchaser or the Company with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

8.6	No claims against Directors or Employees

The Seller shall refrain from bringing any claim against any Director, Employee of the Company or against [*] or [*] or their personal holding companies in respect of any information supplied (or not supplied) by such person to the Purchaser or any of the persons authorised by the Purchaser in connection with the Company, save in the event of willful intent or gross negligence.

9.	LIMITATIONS TO COMPENSATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES OR COVENANTS

9.1	Limitations in time

Without prejudice to any rights the Purchaser may have under the Representations and Warranties set out in Sections 3, 4 and 18 of Schedule 4, which shall survive the date of this Agreement until [*] ([*]) [*] after the applicable statutory limitation period, and without prejudice to any rights the Purchaser may have under Clause 10.2 and 11.3 which shall not be limited to a maximum duration, the Purchaser shall no longer be entitled to start new claims for any Compensation for breach of this Agreement upon expiry of [*] ([*]) [*] from the date of this Agreement

The above shall apply instead of Article 7:23(2) of the Civil Code.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.2	Limitations as to amount of Compensation for breach of Representations or Warranties

9.2.1	Maximum Compensation

Without prejudice to any rights the Purchaser may have under any of the Representations and Warranties set out in Sections 3, 4 and 18 of Schedule 4, and Clause 10.1 (i), 10.1 (ii) which shall be limited with respect to the amount of the Compensation payable to a maximum of EUR [*], and without prejudice to any rights the Purchaser may have under Clause 10.2 and Clause 11.3 which shall not be limited to a maximum amount, the Purchaser shall not be entitled to claim any Compensation for breach under this Agreement insofar as the aggregate Compensation due exceeds EUR [*] ([*] euro), it being understood that with respect to all claims taken together in respect to breaches of the Agreement, the aggregate liability of any Seller shall not exceed an amount equal to EUR [*] ([*] euro) [*].

9.2.2	Threshold

The Purchaser shall not be entitled to any Compensation with respect to any Claim or Claims for breach of any of the Representations and Warranties unless the aggregate amount of Compensation due exceeds EUR [*] ([*] euro), but in that event the Seller shall be liable for the whole amount of such Claim(s) and not merely for the excess.

10.	SPECIFIC INDEMNITIES

10.1	The Seller agrees that it shall fully indemnify and hold harmless the Purchaser or, at the option of the Purchaser, the Company, on a euro for euro basis in relation to the period up to and including the date of this Agreement:

(i)	for any damages (which shall include any severance payment), including Taxes, reasonable costs (which shall include costs of

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

legal advice), fines, penalties and interest suffered or payable by the Company relating to the possible qualification by any Tax Authority or any competent court of [*], [*] and/or [*] as employees (for Tax or civil law purposes) of the Company;

(ii)	[*];

10.2	Subject to Clause 11.2, the Seller agrees that it shall fully indemnify and hold harmless the Purchaser or, at the option of the Purchaser, the Company, on a euro for euro basis in relation to the period between the Effective Date up to and including the date of this Agreement for any Tax Liability of the Company and/or the Foundation including all costs and expenses incurred by the Purchaser or the Company or the Foundation in respect thereof, insofar it exceeds EUR [*] ([*] euro). For the purpose of this Clause 10.2, a Tax Liability of the Company shall include a liability of RLC Management B.V. to make or suffer a payment of corporate income tax relating to the period between the Effective Date up to and including the date of this Agreement to the extent such liability can be allocated or arises from taxable income that can be allocated to the Company, but only if the calculation for the allocation to the Company of the taxable income included in such Tax assessment is provided in a form reasonably acceptable to the Purchaser.

11.	FISCAL UNITY

11.1	The Seller hereby indemnifies and holds the Purchaser and the Company harmless from and shall compensate the Purchaser and the Company for any Tax Liability which, as a result of the Fiscal Unity, will be for the account of the Company, and which in the absence of such Fiscal Unity would have been for the account of the Seller or RLC Management B.V., as a consequence of the application of section 24 of the Dutch 1990 Tax

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Collection Act (Invorderingswet 1990).

11.2	The Purchaser hereby indemnifies and holds the Seller harmless from and shall compensate the Seller for any Taxes (whether actually paid or not or incurred by means of set-off, the loss of a deductible item, the loss of tax losses or otherwise) which, as a result of the Fiscal Unity will be for the account of the Seller or RLC Management B.V. and which in the absence of the Fiscal Unity would have been for the account of the Company, as a consequence of the application of section 24 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990), to the extent any Tax payable by the Company is actually reduced.

11.3	The Seller agrees that it shall fully indemnify and hold harmless the Purchaser or, at the option of the Purchaser, the Company, on a euro for euro basis in relation to the period up to and including the date of this Agreement:

(i)	for any Tax Liability of the Company in connection with the application of Article 39 of the Tax Collection Act 1990 (Invorderingswet 1990) including all costs and expenses incurred by the Purchaser and/or the Company in respect thereof;

(ii)	for any claim by the Seller or a related entity in respect of the utilization of Tax losses or the allocation of Tax, whether by agreement or by law, over the members of the Fiscal Unity, including all costs and expenses incurred by the Purchaser and/or the Company in respect thereof.

12.	CONDUCT OF TAX AFFAIRS

12.1	To the extent not yet submitted to the relevant Taxation Authority at the date of this Agreement, the Seller shall be responsible for, and have the conduct of preparing, submitting to and agreeing with all relevant Tax Authorities:

(a)	all Tax returns and computations of the Company, including claims and/or surrenders as a result of the Company being part of the Fiscal Unity prior to the date of this Agreement, for all Tax accounting periods of the Company ending on or before the date of this Agreement; and

(b)	in connection with article 13 of the Fiscal Unity Regulation 2003

(Besluit fiscale eenheid 2003), a balance sheet and profit and loss account of the Company as per the date of the Fiscal Unity is terminated,

and in connection therewith:

(a)	all returns, computations, documents and substantive correspondence relating thereto (together with the documents referred to above in Clause 12.1 a and b, the “Tax Documents”) shall be submitted in compliance with past practice in draft form by the Seller to the Purchaser or its duly authorised agents for comment;

(b)	the Purchasers and the Seller shall provide to the other, or their duly authorised agents information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax Documents;

(c)	if a time limit applies in relation to any Tax Document, the Seller shall ensure that the Purchaser receives the Tax Document no later than fifteen (15) Business Days before the expiry of the time limit;

(d)	the Seller shall take into account all reasonable comments and suggestions made by the Purchaser or its duly authorised agents and the Tax Documents shall not be submitted to a Taxation Authority without the prior written consent of the Purchaser;

(e)	the Tax Documents shall be duly, timely, correctly and in compliance with applicable law be submitted to the relevant Taxation Authority;

(f)	the Seller shall procure that the Purchaser is kept fully informed of the progress of all matters relating to the Tax affairs of the Company in relation to Tax accounting periods ending on or before the date of this Agreement; and

(g)	the Seller shall as soon as practicable deliver to the Purchaser copies of all correspondence sent to or received from any Taxation Authority.

12.2	The Seller hereby agrees to procure that any existing authority held by any employee or agent of or adviser to the Seller or its affiliate insofar the Seller has the authority to do so, to sign Tax Documents on behalf of the Company shall be cancelled with effect from the date of this Agreement.

12.3	In relation to Tax accounting periods of the Company ending after the date of this Agreement, the Purchaser (or its duly authorised agents) shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Taxation Authority all Tax returns and computations of the Company. The Seller and its affiliate shall provide to the Purchaser or its duly authorised agents information and assistance which may reasonably be required to prepare, submit and agree all such Tax returns and computations.

13.	CONDUCT OF TAX CLAIMS

13.1	The Purchaser shall promptly notify the Seller, or as the case may be, the Seller shall promptly notify the Purchaser, in writing and within ten (10) Business Days upon receipt of a notice of any pending or threatened audit investigation or assessment with respect to Tax matters of the Company for any period or portion thereof ending prior to the date of this Agreement. In such event:

(a)	the Seller shall be entitled to elect to (i) control the conduct of any such audits or other proceeding relating to Tax matters of the Company, and (ii) settle and compromise any such audit or proceeding, provided, however, that such settlement or compromise shall be effected only with the consent of the Purchaser not to be unreasonably withheld or delayed. The Purchaser agrees to render the Seller such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such audit or proceeding;

(b)

in the event that the Seller elects not to assume the defence of such claim or action, the Purchaser shall have the right to employ counsel and to settle and compromise any such claim or action, provided, however, that such settlement or compromise shall be effected only with the consent of the Seller, which consent shall not be unreasonably withheld or delayed. The Seller agrees and shall procure that its affiliates agree to render the Purchaser such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any such claim or proceeding;

(c)	the party conducting the defence of any such claim or proceeding shall at all times keep the other party informed of any developments in the defence of any such claim or proceeding and of its intentions as to how to proceed.

13.2	The Purchaser shall promptly notify the Seller, or as the case may be, the Seller shall promptly notify the Purchaser, in writing and within ten (10) Business Days upon receipt of a notice of any pending or threatened audit investigation or assessment with respect to Tax matters of the Company for any period or portion thereof ending for any period or part thereof ending after the date of this Agreement but starting before the date of this Agreement . In such event:

(a)	the Purchaser shall be entitled to elect (i) to control the conduct of any such audits or other proceeding relating to Tax matters of the Company, provided that the Seller shall be entitled to participate in the defence of such audits or other proceedings, and (ii) settle and compromise any such audit or proceeding, provided, however, that, subject to the Seller accepting liability for a claim for Taxation under this Agreement resulting from such audit or other proceeding, such settlement or compromise shall be effected only with the consent of the Seller, which consent shall not be reasonably withheld or delayed. The Seller agrees and shall procure that its affiliates agree to render the Purchaser such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any such audit or proceeding;

(b)	the Purchaser shall at all times keep the Seller informed of any developments in the defence of any such claim or proceeding and of its intentions as to how to proceed.

14.	NON-COMPETITION

The Seller hereby undertakes towards both the Purchaser and the Company that it will not itself or allow any of the companies of its group without the prior written consent of the Purchaser for a period of [*] ([*]) years from the date of this Agreement

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

a.	in any capacity or in any way whatsoever in the Netherlands, either directly or indirectly be engaged in or concerned with, or approach any Person with a view to being engaged in or concerned with, the conduct of any business which competes with the Business as conducted on the date of this Agreement;

b.	persuade or cause, or attempt to persuade any employee or any distributor or commercial agent of the Company to terminate his relationship with the Company, or employ or engage any such person within [*] ([*]) [*] of the effective termination of his relationship with the Company, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and the Company;

c.	persuade or cause or attempt to persuade any customer, supplier of or Person otherwise doing business with the Company to terminate his relationship with the Company or take any action that may result in the impairment of such relationship or assist or cause or attempt to assist any competitor of the Company in the conduct of any business referred to in Clause a. hereof;

d.	use the abbreviation “RLC” or any combination including such abbreviation, or the logo of the Company. Within a period of [*] ([*]) [*] from Closing the Seller shall change its name as to delete “RLC” therefrom.

Without limiting the generality of the foregoing, the Seller shall refrain from knowingly taking any action which may adversely affect the Business. The Seller shall also ensure that none of the companies of its group shall take any such action.

15.	CONFIDENTIALITY

15.1	Confidentiality

Each Party undertakes that it will not at any time disclose or use, with detrimental effect for the other Party, any confidential information concerning this Agreement or any agreement resulting therefrom or relating thereto, or concerning the business and affairs of the other Party, except

a.	to the extent required by applicable law or stock exchange rules

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

or by any Authority but in that case only after consultation with the other Party about the timing and content of such disclosure;

b.	to its professional advisers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; and

c.	to the extent that at the date hereof or hereafter such information is public knowledge other than through unlawful disclosure of which that Party at the time of disclosure was or could reasonably have been aware that it was unlawful.

15.2	Announcement

Any press release issued by either Party in relation to this Agreement or the Transaction requires the prior consent of the other Party (which shall not unreasonably be withheld).

16.	PENALTY CLAUSE

In the event that the Seller breaches any of its obligations under Clause 14 of this Agreement it shall immediately, without any further action or formality being required, become liable to the Purchaser for an immediately due and payable penalty of EUR [*] ([*] euro) for each such breach and for a periodic penalty payment of EUR [*] ([*] euro) for each day such breach continues, without the Purchaser having to prove any loss or damage, and without prejudice to the right of the Purchaser to claim damages in addition if there are grounds for so doing. Payment under this Clause to the Purchaser shall constitute full release towards the Seller.

17.	MISCELLANEOUS

17.1	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.2	Further action

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all necessary action as may reasonably be requested from each of it.

17.3	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by the Parties.

17.4	Costs

Save as regards the costs of making the data room a virtual data room which shall be [*], and the costs (including disbursements) associated with maintaining the Escrow Account (as provided for in the Escrow Agreement), which shall be borne by the [*], each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement, including brokers’ and consultants’ fees.

17.5	No implied waiver; no forfeit of rights

a.	Any waiver under this Agreement must be given by notice to that effect.

b.	Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

17.6	Entire Agreement

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter, including the LOI.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.7	No rescission

To the extent permitted by law, the Seller and the Purchaser hereby waive their rights under Clauses 6:265 to 6:272 inclusive and 6:228, respectively of the Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement or nullification.

17.8	Notice

17.8.1	Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail and shall be effective, in the absence of earlier receipt:

a.	if sent by facsimile, 2 (two) business hours after receipt. Receipt shall be deemed to have occurred when transmission of such facsimile communication has been completed and a positive transmission report has been produced by the transmitting machine. For the purposes of this provision, “business hour” shall mean any time between 09.00 and 18.00 hours on a Business Day in the country of the addressee.

b.	if sent by courier service, 3 (three) days after dispatch,

c.	if sent by registered mail, 3 (three) days after dispatch.

17.8.2	Notice under the Agreement shall be sent to the addresses of the Parties as specified below:

If to the Purchaser	Blackbaud, Inc.
Address	2000 Daniel Island Drive, Charleston, SC,
29492-7541
Fax number	001 84 32 16 61 00
Attn	General Counsel

With copy to	NautaDutilh N.V.
Address	Postbus 7113, 1007 JC Amsterdam
Fax number	0031 20 71 71 111
Attn	Lieke van der Velden

If to the Seller	RLC Group B.V.
Address	Zeeweg 28, 3853 LM Ermelo
Attn	Edwin Schalk

With copy to	Loyens & Loeff
Address	P.O. box 2888, 3000 CW Rotterdam
Fax number	0031 10 41 25 839
Attn	Jan-Willem van Rooij

or such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause for that purpose.

17.8.3	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

17.9	Assignment or encumbrance

Either Party may at any time assign the Agreement (contractsoverneming) or assign or encumber any of its rights thereunder to any of its affiliated companies, provided that such Party remains liable for its obligations under this Agreement. In such an event, the other party undertakes to cooperate to the extent necessary to effect such assignment expeditiously. Other than as provided for in this clause neither Party may assign this Agreement or assign or encumber any of its rights thereunder without the prior written consent of the other Party.

17.10	Civil Law Notary

The Parties are aware of the fact that the Civil Law Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Civil Law Notary shall execute any notarial deeds related to this Agreement and (ii) that the Purchaser is assisted and represented by NautaDutilh in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

17.11	Choice of Law

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands, without regard to any conflict of law rules under Dutch private international law.

17.12	Disputes

17.12.4	The Parties agree to pursue the settlement of any dispute in connection with this Agreement in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) as at present in force.

a.	The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in the English language.

b.	The place of arbitration shall be Amsterdam.

c.	The arbitral tribunal shall comprise three arbitrators.

d.	The arbitral tribunal shall decide in accordance with the rules of law.

e.	The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators.

f.	Consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided for in Article 1046 of the Code of Civil Procedure, shall be excluded.

Execution copy Share Purchase Agreement

This Agreement has been signed in counterparts on 29 April 2009.

For and on behalf of
Blackbaud Inc.

By
Title

For and on behalf of
RLC Group B.V.

By
Title

For and on behalf of
RLC Group B.V.

By
Title

Schedule 4

(Representations and Warranties)

SCHEDULE 4

TO THE SHARE PURCHASE AGREEMENT DATED 29 APRIL 2009

BY AND BETWEEN BLACKBAUD, INC. AS PURCHASER AND RLC

GROUP B.V. AS SELLER

(“the Agreement”)

REPRESENTATIONS AND WARRANTIES

Section 1 – Interpretation

1.1	Defined terms used in the Agreement shall have the same meanings when used in this Schedule.

1.2	Whenever the expression “to the best knowledge of the Seller” or any similar expression is used in this Schedule, such expression shall mean the knowledge of [*] and [*], which persons shall be deemed to have made reasonable efforts to obtain reasonably detailed information from the Seller, the Company or the Foundation.

Schedule 2 – Information provided

2.1	All of the Disclosed Information which has been given by or on behalf of the Seller to the Purchaser or any of its advisors or employees in the course of the negotiations leading to the Agreement is true and accurate in all material respects.

2.2	The Seller does not know of any information which may reasonably be considered to be material to the Purchaser’s decision to enter into this Agreement which has not been disclosed to the Purchaser.

Section 3 – The Company

3.1	The Company has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.

3.2	No proposal has been made or resolution adopted for the dissolution or liquidation of the Company, no circumstances exist which may result in the dissolution or liquidation of the Company, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing), or a similar arrangement under the laws of any applicable jurisdiction, of the Company.

3.3	The Company has not been (i) declared bankrupt (failliet verklaard) or (ii) granted a temporary or definitive moratorium of payments (surséance van

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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betaling) or (iii) made subject to any insolvency or reorganisation proceedings or (iv) involved in negotiations with any one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has, to the best knowledge of the Seller, any third party applied for a declaration of bankruptcy or any such similar arrangement for the Company under the laws of any applicable jurisdiction.

3.4	No resolution has been adopted by any corporate body of the Company, which has not been fully implemented.

3.5	The current articles of association of the Company read in conformity with the copy thereof attached hereto as Annex 3.5.

3.6	The Company meets all material registration requirements under applicable law.

3.7	The Company has no Directors (bestuurders) or proxyholders (procuratiehouders) or their equivalents under any jurisdiction other than the Netherlands.

3.8	The Company does not have branches nor has had interests in other Persons. The Company is not a party to any partnership agreement (v.o.f., c.v., maatschap or equivalent).

3.9	The Company has not granted powers of attorney, which are still in force, to any third party (including any of the Employees) authorising such third party to represent it for any special purpose.

Section 4 – Shares

4.1	The Seller has full right and title to the Shares. Apart from the obligations resulting from the Agreement, there are no obligations with respect to any of the Shares, for example pursuant to trust, shareholders’ or voting agreements or agreements restricting the transfer of such shares or the payment of dividends, or agreements pursuant to which approval therefore is required. No restrictions on the transfer of the Shares exist other than as set out in the Articles of Association.

4.2	The Company has not issued any profit sharing certificates (winstbewijzen) or granted any other rights to share in its profits (winst-rechten), nor granted any other rights to third parties (including but not limited to Employees) entitling such third parties to share in its profits, other than as provided for in the Company’s employee manual.

4.3	The shares of the Company are fully paid-up and are free and clear of any Encumbrances. No rights, including but not limited to option rights,

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warrants, convertibles and similar rights, have been granted or issued relating to any shares (whether already issued or not) in the share capital of the Company.

Section 5 – Accounts

5.1	The Accounts:

(i)	have been prepared in accordance with Dutch GAAP applied on a basis consistent with that applied with respect to the preceding three (3) financial years of the Company;

(ii)	give a true and fair view (getrouw beeld) of the assets, liabilities and financial position of the Company on the Balance Sheet Date, developments during the financial year and the results of the Company; and

(iii)	are not distorted by any items of an unusual or non-recurring nature or affected by transactions with Persons directly or indirectly related to the Seller other than as listed in Schedule 4.

5.2	On the Balance Sheet Date, the Company had no obligations, liabilities or commitments, contingent or otherwise, matured or unmatured, which were not included in the Accounts or for which no adequate provisions have been made therein.

5.3	The accounts receivable included in the Accounts have been valued at no more than their face value.

5.4	The Company has not failed to fulfil its obligations to timely publish its annual accounts for the financial years 2005, 2006 and 2007.

5.5	The Company has always kept its books in accordance with the applicable statutory requirements.

Section 6 – Events since the Balance Sheet Date

6.1	Since the Balance Sheet Date up to the date of this Agreement there have been no adverse material changes in the financial position of the Company.

Section 7 – Real property

A.	Real Property Owned

7.1	The Company and the Foundation do not own any real property nor have made any commitment, contingent or otherwise, to become an owner of any real property.

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B.	Real Property Rented

7.2	The Foundation rents no real property and the Foundation has not made any commitment, contingent or otherwise, to rent any real property.

7.3	The Real Property Rented has been rented from the owner on the terms and conditions as included in the Lease Agreement as included in Annex 7.3. No other agreements, whether verbal or in writing, pertaining to the Real Property Rented exist with the lessor thereof and no obligations have been assumed by the Company other than those which appear from the Lease Agreement.

7.4	All obligations towards the lessor arising from the Lease Agreement and which have become due have been complied with. There are no rent disputes pending or threatened.

7.5	None of the Real Property Rented has been sub-leased by the Company to any Person and no other right of use or enjoyment of any of the Real Property Rented has been granted or promised by the Company to any Person.

7.6	Other than the creation of internal walls, air-conditioning in the server room and the installation of wiring, the Company has not made any changes to the Real Property Rented which by the end of the Lease agreement must be undone.

7.7	The present use is not and to the best of the Seller’s knowledge will not be restricted or impaired by any applicable law or regulation of any Authority.

7.8	The Real Property Rented is fit for its present use and is in good state of maintenance and repair.

Section 8 – Company Property

8.1	For the purposes of this Section 8 -, the term “Company Property” shall mean all goods (other than Real Property Rented) being used by the Company and/or shown on the balance sheet of the Company.

8.2	The Company has full title to the Company Property. No item of the Company Property to which the Company has full title is subject to, other than retention rights in the ordinary course of business, any Encumbrances, leases, options to lease or rights of use of any nature whatsoever, whether contractual or otherwise.

8.3	The Company is entitled to the unrestricted use of all Company Property

5

required to enable the Company to conduct its business as it is currently conducted and such property is in a good state of maintenance and repair.

Section 9 – Insurance

9.1	The Company has concluded the Insurance Policies and maintains them in full force and effect. The Company has not entered into any insurance policies other than the Insurance Policies.

9.2	All premiums on the Insurance Policies, which have become due and payable on or before the Closing Date have been paid and the Company has fulfilled all its obligations under the Insurance Policies.

9.3	No notifications have been received with regard to the non-renewal of any Insurance Policy or continuation or renewal on less favourable terms and conditions other than customary annual increases. To the best knowledge of the Seller there are no circumstances attributable to the Company which may nullify any Insurance Policy or which may cause premiums or deductibles to be increased.

9.4	Where relevant, the Insurance Policies offer the Company adequate cover against all risks normally insured against by Persons carrying on a similar business as the Company, such as fire, third party liability and business interruption.

Section 10 – Information technology

10.1	Definitions

The following capitalised terms and expressions in this section shall have the following meanings:

CRM Software:	any software (i) directly or indirectly provided by the Company to the customers of the Company, and (ii) any software developed (or under development) by (or for) the Company, including all carriers containing such software and Documentation

Documentation:	any documentation pertaining to the Software, including functional and technical specifications, aimed at instructing users of the Software about its functions

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Hardware:	any equipment containing Software which is owned and/or used by (or used for the benefit of) the Company, as well as all connections involving such equipment

Software:	Standard Software, and CRM Software

Source Code:	any source code, including code which can be compiled to Software in executable code form, as well as all documentation necessary for the maintenance and further development of that source code and Software, including detailed technical documentation, specifications, data models and algorithms relating thereto and including all carriers containing such software and documentation

Standard Software:	any software which is used by (or for the benefit of) the Company on the date of the Agreement, including all carriers containing such software and documentation

10.2	Annex 10.2 contains a complete and exhaustive list of all CRM Software.

10.3	The Company has at its disposal and has a right to use all Standard Software and the Documentation of that Standard Software. The Company physically possesses and owns all Hardware.

10.4	The Foundation and/or the Company has at its disposal and owns all rights, including property rights and IP Rights (see definition in Section 11.1), to the CRM Software, the Documentation of the CRM Software and the Source Code of the CRM Software. The Company and/or the Foundation have not disclosed and are not obliged, other than in terms of customer agreements in event of a default (as defined in those customer agreements) by the Company, to disclose to any third party (including escrow agents) any Source Code relating to the CRM Software.

10.5

All the rights referred to in Section 10.3 and 10.4 are free of Encumbrances. Neither the Agreement nor the Closing will affect any of the rights referred to in Sections 10.3 and 10.4 or the Software or cause the Purchaser or the Company to perform any action for (or for the benefit of) any Person in connection with these rights or the Software, including payment of an (increased or additional) royalty or licence fee or disclosure of any Source Code relating to the CRM Software to any third party (including escrow agents). None of the rights referred to in Sections 10.3 and 10.4 infringes or has infringed any rights of any Person and to the best of Seller’s knowledge no Person is challenging or has challenged

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any of these rights.

10.6	In the period of twelve (12) months immediately preceding the Closing, there have been no failures or interruptions in the operation of the Hardware and/or Software which have had a material adverse effect on the conduct of the Company’s businesses. To the best of Seller’s knowledge, no material upgrades to or material investments in the Hardware and/or Software will be reasonably necessary during a period of twelve (12) months from the Closing.

10.7	The Source Code of the CRM Software is of such quality that a reasonably skilled expert will be able to: (i) understand, modify and make additions to the CRM Software therewith in order to (amongst other things) (a) correct defects in the CRM Software and (b) modify and add functionality thereto as well as (ii) generate the object code of the latest version of the CRM Software in use from and by means of the Source Code.

10.8	The Company has in place disaster recovery plans and procedures for its Hardware and Software and has taken all reasonable steps and implemented all reasonable procedures to safeguard its Hardware and Software and prevent unauthorised access thereto.

10.9	To the Seller’s best knowledge, the Software contains no viruses, disabling code or devices or any other codes that may adversely affect the use of the Software. The Company has taken all reasonable steps to ensure that the Software is free of viruses, disabling codes or devices or any other codes that may adversely affect the use of the Software.

Section 11 – Intellectual property

11.1	Definitions

The following capitalised terms and expressions in this Section shall have the following meanings:

IP Rights:	all Registered IP Rights and Non Registered IP Rights

Non Registered IP Rights:	all national and international intellectual property rights not capable of being registered in a public register, including copyrights, moral rights and/or database rights, trade names and Know-how, as well as any similar rights necessary for the Company to operate its business

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Registered IP Rights:	all national and international intellectual property rights capable of being registered in a public register, including patent rights, and/or trademark rights, and/or any applications for such rights, as well as any similar rights necessary for the Company to operate its business

11.2	The Foundation is the sole owner/holder of the source code of the CRM Software and all IP Rights related to the CRM Software. The Company is the sole owner/holder of the IP Rights necessary for the Company to operate its business. The Company is the sole owner/holder of the Registered IP Rights listed in Annex 11.2, other than Publicbase.nl and relatiebeheer.org which will be owned by the Company shortly after the date of this Agreement for which no further action is required by the Seller. All IP Rights of the Foundation and the Company are free of Encumbrances.

11.3	The Foundation and/or the Company have taken all legal and/or practical measures necessary to preserve and maintain the Registered IP Rights to which it is entitled. None of those Registered IP Rights has lapsed and/or is subject to a claim for its invalidity and all those Registered IP Rights are valid or will be granted for all territories applied for.

11.4	The Company is fully authorised to exploit the IP Rights listed in Annex 11.2, and the Company is fully and exclusively authorised to make use of these IP Rights. The carrying on of the business and the use of the IP Rights of the Company does not infringe upon intellectual property rights of any third party nor has any third party threatened litigation related to the IP Rights. The rights of the Company to make use of and/or exploit the aforementioned IP Rights will continue after the Closing Date unaffected by the Closing. No royalty or other fee will be required to be paid by the Company or the Foundation to any Person in respect of the use of any IP Rights by the Company. Nether the Company nor the Foundation has granted any right whatsoever to third parties with respect to its IP Rights.

Section 12 – Employees and Pensions

12.1	The Foundation does not employ and has not employed any employees.

12.2

The Company has no employees other than the Employees. Annex 12.2 is a complete list of all Employees specifying their full names, age, duration of employment with the Company, salary and any material individual terms of employment, current position as well as who of them are currently on sick leave for more than three (3) weeks. Save as disclosed in Annex 12.2, no Person has a management agreement or an agreement for the rendering of

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services (overeenkomst tot het verrichten van enkele diensten) with the Company, but for Management.

12.3	The Company is not bound by any collective labour agreement.

12.4	The Company is not under any obligation to pay to any former employees or Directors any remuneration or provide them with any fringe benefit.

12.5	There are no delays and during the past two (2) years there have been no delays in the fulfillment of any payment obligations towards the Employees or former employees or Directors that could lead to a dispute with the Company. All holidays the Employees are entitled to have been used or been financially compensated for or have been provided for in the Accounts.

12.6	The Company has not paid any bonuses and no bonuses are payable to the Employees other than as accrued for in the Accounts or mentioned in Annex 12.2.

12.7	There is no dispute pending and to the best knowledge of the Seller, there is no dispute threatening between the Company and any of the Employees, other than the potential dispute with Mr. van Hoek as disclosed in the data room and the Disclosed Information. During the past two (2) years there have been no labour disputes between the Company and the Employees and/or any trade union and to the best of the Seller’s knowledge no circumstances exist that may lead to a collective labour dispute. To the best of the Sellers’ knowledge, none of the Employees is expected to terminate his employment agreement with the Company.

12.8	The Company has not installed a works council (ondernemingsraad), nor is it in the process of establishing a works council (ondernemingsraad).

12.9	The pension arrangements of the Company as disclosed in the Disclosed Information (“the Pension Arrangements”), apply to all Employees or former employees and the Company is not a party to any pension arrangement relating to any of the Employees, including pension insurance or excess (excedent) insurance, other than the Pension Arrangements.

12.10	All premiums that have fallen due in respect of the Pension Arrangements have been paid or are adequately provided for. The Company has not any obligation with respect to Pension Arrangements, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for.

Section 13 – Agreements and commitments

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13.1	The Agreement does not conflict with, or result in the termination of or accelerate the performance required under, any agreement to which the Company is a party, other than the Group Credit Facility which will be terminated on Closing, or for the financial consequences of which it is liable, or constitute a default thereunder or result in the creation of any Encumbrance upon any asset of the Foundation or the Company. There is to the best knowledge of the Seller no reason to expect that any customer or supplier of the Company will terminate or limit its business with the Company as a result of or in connection with the Agreement.

13.2	The Company has fulfilled all of its material obligations required to be performed by it pursuant to any material agreement to which it is a party, nor is any such material agreement invalid, voidable, or to the best knowledge of the Seller likely to be rescinded or terminated.

13.3	Save as disclosed in Annex 13.3, the Company is not a party to any agreement which (a) involves a value to the Company in excess of EUR 15,000 (fifteen thousand euro), (b) which cannot readily be performed by it on time and without undue or unusual expenditure or effort, or (c) which restricts the Company’s ordinary course of business, other than employment agreements with the Employees.

13.4	The Company is not a party to any joint venture agreements, shareholders’ agreements, consortium agreements or profit sharing agreements (other than the profit sharing scheme with Employees relating to 2008). The Company is not a party to any agency agreement, distribution agreement, franchise agreement, exclusive sales agreement, exclusive purchase agreement or any agreement under which it has non-compete obligations.

13.5	The Company has not issued any declaration promising to refrain from granting any mortgage or pledge (negatieve hypotheek-of pandverklaring).

13.6	No party to any agreement with the Company is in default thereunder in such a manner as to materially adversely affect the financial or commercial position of the Company and no circumstances exist that could have such effect.

13.7	The Company has not concluded any loan agreement (either as a lender or as a borrower) or obtained any credit facility other than the Group Credit Facility. Neither the Seller nor any third party has given any guarantee or security in respect of any loan agreement or credit facility granted to the Company which will continue beyond the Closing.

13.8	The Company neither acts as a surety for, nor has it issued any guarantee or provided any security in favour of, any third party or the Seller, or agreed to do any of the foregoing other than in respect of the Group Credit Facility.

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The Company has not filed any declaration pursuant to Article 2:403 Civil Code or withdrawn any such declaration within the three (3) year period preceding the Closing Date.

13.9	The Company is not a party to any agreement with the Seller or any Person related in any way to the Seller which will continue beyond the Closing.

13.10	The Company does not have a contractual relationship with Kalff en de Jager B.V. (formerly known as RLC Customer Contracts Services B.V.) which will continue after Closing.

13.11	The Company is not jointly or severally liable for any obligation of RLC Group B.V., RLC Management B.V., ESMB B.V., R.G. Schneiders B.V. or Technofonds Flevoland B.V, other than in respect of the Group Credit Facility, which will no longer be in place after Closing.

Section 14 – Subsidies, grants, aids or benefits

14.1	Other than the subsidy received from the province of Flevoland on 24 June 2008 (the “Subsidy”), the Company has not received nor is expected to receive any subsidy, grant, aid or benefit in whatever form from any Authority.

14.2	The Company has at all times complied with any and all conditions attached to or in connection with the grant of the Subsidy. To the best knowledge of the Seller there is no reason to expect that the Subsidy must be repaid whether by virtue of the Transaction or otherwise.

Section 15 – Violations and litigation

15.1	The Company has at all times complied in all material respects with all applicable laws and regulations.

15.2	The Company is not engaged in, subject to any criminal, civil or administrative proceedings or investigation, and to the best knowledge of the Seller no such proceedings or investigations are threatening against the Company.

Section 16 – Environmental

To the best knowledge of the Seller, the Company has since the Seller acquired the Shares not violated any provision of any applicable environmental law or regulation.

Section 17 – Bank accounts

Annex 17 lists all bank accounts used by the Company.

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Section 18 – Taxes

18.1	The Company or RLC Management B.V. (in its capacity as parent company of the Fiscal Unity) has always duly, timely and correctly paid all Taxes for which it has been assessed, or which have become due, or which have arisen or accrued with regard to the period up to and including the date of this Agreement, or, insofar these Taxes have not been paid, they have been adequately and fully provided for in the Accounts.

18.2	The Company or RLC Management B.V. (in its capacity as parent company of the Fiscal Unity) has duly, timely and to the best of the Seller’ knowledge correctly made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Taxes which it was required to make, give, maintain or supply and all such returns, payments, withholdings, notices, records and information were to the best of Seller’s knowledge complete and accurate.

18.3	The Company is not liable to pay any penalty, fine, interest or similar amount in relation to Taxes and to the best knowledge of the Seller there are no facts which are likely to cause the Company to become liable to pay any such penalty, fine, surcharge or interest.

18.4	The Company has not entered into any arrangement (including but not limited to “rulings”) with any Tax Authority nor is subject to a special regime with regard to (the payment of) Taxes.

18.5	The Company is not liable for Taxes due by any person or entity other than the Company.

18.6	Neither in the current financial year nor in the preceding three financial years has the Company claimed, utilized or requested exemptions or deferrals in relation to Taxes, including but not limited to exemption or deferrals of Taxes relating to reorganizations or mergers.

18.7	There neither is nor has been any dispute, including but not limited to litigation, between the Company and any Tax Authority, nor has the Company been the subject of any extraordinary investigation by any Tax Authority and there are to the best knowledge of the Seller no facts which are likely to give rise to any such dispute or investigation.

18.8

For Tax purposes, the Company is and has been resident only in the jurisdiction in which it is incorporated and does not have nor had a permanent establishment or permanent representative or other taxable presence to any jurisdiction other than that in which it is resident for Tax purposes. The Company does not constitute or has constituted a

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permanent establishment or is or has been a permanent representative of another Person.

18.9	The Company has not tainted (share) capital (besmet fusie aandelenkapitaal en/of agio) within the meaning of Article 3a of the Dutch Dividend Tax Act 1965.

18.10	The Company is not a real estate investment company within the meaning of Article 4 of the Dutch Legal Transfer Act 1970 (“Wet op belastingen van het rechtsverkeer”).

18.11	The Company has complied in all respect with the requirements and provisions of the Turnover Tax Act 1968 (“Wet op de omzetbelasting 1968”) and all regulations and orders made there under (the “VAT legislation”) and has made and maintained up to date records, invoices, accounts and other documents required by or necessary for the purpose of the VAT legislation and the Company has at all time punctually made all payments and filed all returns required hereunder.

18.12	The Company has not claimed any reduction of Tax pursuant to Article 13ca of the Dutch Corporate Income Tax Act 1969.

18.13	No claim has been made by the Company or with respect to its business for the depreciation of any asset for Tax purposes, which may be disallowed. Neither in the current financial year nor in the preceding financial years have the Company’s assets been written down for Tax purposes other than in accordance with consistent accounting principles.

18.14	The tax book value of the Company’s assets and liabilities as per the date of this Agreement are not lower than the values of the Company’s assets and liabilities as set out in the Accounts. There is no and there has not been any goodwill in the Company’s tax accounts.

18.15	Save for the Fiscal Unity, the Company has not at any time had its Tax affairs dealt with on a consolidated basis or any other basis which allows a combined filing, profit calculation or payments of Tax for more than one Person.

18.16	The Company meets the statutory requirements regarding its administrative duties (administratieplicht), including the retention (bewaarplicht) thereof and has not entered into an agreement with any Tax Authority regarding the retention period of specific documentation and/or the conversion thereof. The Company has an acceptable reasoning and adequate documentation to support it position on transfer pricing.

18.17	The Company does not own nor has agreed to acquire any asset, has agreed to enter into any other transaction, nor has received or agreed to

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receive any services or facilities, including but not limited to the benefit of any license agreement, the consideration for which was or is in excess of or below the relevant market value or market price or was or is determined otherwise than on an arm’s length basis.

18.18	All interest and other sums payable under any obligation incurred by the Company, as well as any currency exchange result, are wholly allowable as deductions in computing the income of the Company for Tax purposes.

18.19	The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax or which can reasonably be considered as such.

18.20	No transactions as referred to in Article 15ai of the Dutch Corporate Income Tax Act 1969 (wet op de vennootschapsbelasting 1969) have occurred during the current financial year and the past three financial years within the Fiscal Unity.